UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2006

ENTRADE INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-15303	52-2153008
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Central Avenue, Northfield, Illinois	60093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 441-6650

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 414a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On May 26, 2006, Entrade Inc. (the “Company”), through its wholly owned subsidiary Nationwide Auction Systems (“Nationwide”), entered into a loan and security agreement (the “Loan Agreement”) with a private lender pursuant to which Nationwide received $6,500,000. The proceeds of the loan are being used by Nationwide and the Company for general working capital matters and to tender final payment to the former owners of Nationwide to consummate the original purchase of Nationwide by the Company. The private lender is an entity controlled by a relative of the Company’s President, which person is also a shareholder and noteholder of the Company.

Concurrently with the loan agreement, the Company entered into a settlement agreement with the former owners of Nationwide, including Nationwide’s Chief Executive Officer, whereby the Company paid cash of $1,407,536 to consummate the original purchase of Nationwide by the Company and converted $2,077,608 of accounts payable into notes (the “Settlement Notes”) to the former owners of Nationwide, including Nationwide’s Chief Executive Officer, which at the Company’s option may be deferred and paid over a period of 12 months. The Settlement Notes primarily relate to past due rent in several of the Nationwide locations. Nationwide leases certain of its operating auction sites from entities owned or controlled by the former owners of Nationwide, including Nationwide’s Chief Executive Officer, and in connection with the settlement agreement, the former owners of Nationwide, including Nationwide’s Chief Executive Officer, agreed to extend certain of the Company’s leases for a period of up to five additional years, through May 31, 2011.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 for a description of the Loan Agreement and the Settlement Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2006

Entrade Inc.
(Registrant)

/s/ Peter R. Harvey
Peter R. Harvey
President and Chief Executive Officer